QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

STANDARD FORM OF AGREEMENT BETWEEN
OWNER AND DESIGN/BUILDER

        THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS USE, COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

        This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491. Standard Form of Agreements Between Design/Builder and Contractor, and AIA Document B903, Standard Form of Agreements Between Design/Builder and Architect.

PART 2 AGREEMENT
1996 EDITION

AGREEMENT
made as of the Fifteenth day of October in the year of 2003
(In words, indicate day, month and year.)

BETWEEN the Owner:
 (Name and address)
Seneca Niagara Falls Gaming Corporation
310 Fourth Street
Niagara Falls, NY 14303

and the Design/Builder:
 (Name and address)
Klewin Building Company, Inc.
40 Connecticut Avenue
Norwich, CT 06360

For the following Project:
 (Include Project name, location and a summary description.)
Spa, Hotel and Casino
Seneca Niagara Casino
Niagara Falls, NY

        The architectural services described in Article 3 will be provided by the following person or entity who is lawfully licensed to practice architecture:

(Name and address)	(Registration Number)	(Relationship to Design/Builder)

Jeter Cook & Jepson Architects, Inc.
450 Church Street
Hartford, CT 06103

        Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

Name, address and discipline)	(Registration Number)	(Relationship to Design/Builder)

The Owner and the Design/Builder agree as set forth below.

TERMS AND CONDITIONS—PART 2 AGREEMENT

ARTICLE 1
GENERAL PROVISIONS

1.1
BASIC DEFINITIONS

1.1.1 The Contract Documents consist of this Part 2 Agreement, the Design/Builder's Proposal attached as Exhibit A and the Design/Builder's Budget Estimate attached as Exhibit B the Construction Documents approved by the Owner in accordance with Subparagraph 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Paragraph 8.3.

1.1.2 The term "Work" means the design and construction and services provided by the Design/Builder to fulfill the Design/Builder's obligations.

1.2
EXECUTION, CORRELATION AND INTENT

1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.3
OWNERSHIP AND USE OF DOCUMENTS

1.3.1 Subject to Owner's complete payment of all monies as provided in this Agreement. Drawings, specifications, and other documents and electronic data furnished by the Architect ("Architect Work Product") shall become the property of the Owner. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Part 2 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Subparagraphs 1.3.2 and 1.3.3.

1.3.2 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 2 Agreement or under any other subsequently executed agreement.

1.3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect's Work Product shall be conveyed to the Owner for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect and Design/Builder with regard to claims arising from such reuse without the Architect's and Design/Builder's professional involvement.

1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Subparagraph 1.3.1.

ARTICLE 2
OWNER

2.1 Owner grants a waiver of its sovereign immunity from suit exclusively to Design/Builder for the purpose of enforcing this Agreement or permitting or compelling arbitration and other remedies as provided herein. This waiver is solely for the benefit of the aforesaid parties and for no other person or entity. For this limited purpose, Owner consents to enforcement of arbitral awards in the United States District Court for the Western District of New York. Owner hereby waives any requirement of exhaustion of tribal remedies, and agrees it will not present any affirmative defense in any dispute based on an alleged failure to exhaust such remedies. Owner's waiver of immunity from suit is irrevocable and specifically limited to an action to compel arbitration pursuant to Article 10 of this Agreement and specific enforcement thereof.

2.2 The Owner as designated G. Michael Brown as the representative authorized to act on the Owner's behalf with respect to the Project. The Owner's authorized representative shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner, including its review of documents submitted by the Design/Builder, which shall be competed within forty-eight (48) hours of receipt by Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

2.3 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and Design/Builder agree in writing.

2.4 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections.

2.5 The Owner shall furnish services of land surveyors, geotechnical engineers and other consultants for subsoil, air and water conditions, when such services are deemed necessary by the Design/Builder to properly carry out the design services required by this Part 2 Agreement.

2.6 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

2.7 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.8 Those services, information, surveys and reports required by Paragraphs 2.4 through 2.6 which are within the Owner's control shall he furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing; in which case the Design/Builder shall not be bound by or responsible to comply herewith.

2.9 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

2.10 If the Owner believes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

2.11 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement and promptly upon request thereafter, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

2.12 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

2.13 The Design/Builder will be afforded continuous and unrestricted access to the Project site during the course of design and construction. The Owner shall provide sufficient space for a field office and storage of materials and equipment by the Design/Builder at the Project site. The Design/Builder will not be restricted in its work hours unless by mutual agreement.

2.14 The Owner shall secure and pay for all necessary approvals, license, permits, certificates, documents or rights from any and all necessary governmental entities, bureaus, or agencies and private parties which may be required for the Project.

ARTICLE 3
DESIGN/BUILDER

3.1
SERVICES AND RESPONSIBILITIES

3.1.1 The Design/Builder is not a design professional licensed to provide professional services in accordance with applicable licensing statutes. Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder. Design/Builder may replace the designated Architect upon giving reasonable notice and explanation to Owner, and obtaining the prior approval by Owner of such dismissal and of the replacement Architect, which approval will not unreasonably be withheld.

3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

3.1.3 The Design/Builder shall he responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 2 Agreement.

3.2
BASIC SERVICES

3.2.1 The Design/Builder's Basic Services are described below and in Article 14.

3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder's behalf with respect to the Project.

3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner's representative designated pursuant to Paragraph 2.2. Construction Documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

  .1
  be consistent with the intent of the Design/Builder's Proposal;

  .2
  provide information for the use of those in the building trades; and

  .3
  include documents customarily required for regulatory agency approvals.

3.2.4 The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

3.2.5 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work.

3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform with the requirements of Paragraph 1.2.1. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted as of the date of this Part 2 Agreement, and shall be reimbursed by the Owner as Cost of the Work.

3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

3.2.13 The Design/Builder shall keep the premises and surrounding area reasonably free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials.

3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of Article 10.

3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

3.3
ADDITIONAL SERVICES

3.3.1 The services described in this Paragraph 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Paragraph 3.3 shall be provided only if authorized or confirmed in writing by the Owner.

3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto.

3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.6 Preparing a set of reproducible record documents or electronic data showing significant changes in the Work made during construction.

3.3.7 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

ARTICLE 4
TIME

4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

4.2 The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Design/Builder shall use its best effort so that Substantial Completion shall be achieved on or before the date established in Article 14. However, the parties agree that the Design/Builder shall have no liability for not achieving Substantial Completion of the Project by the date set forth in Paragraph 14.1 if best efforts have been made by the Design/Builder.

4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete so the Owner can occupy or utilize the Work for its intended use.

4.4 Based on the Design//Builder's Proposal, an estimated construction duration is set forth in paragraph 14.1 ("Target Completion Date"). The Target Completion Date represents the Design/Builder's best current estimate of the time envisioned for design and construction of the Project. However, the Design/Builder shall use best efforts to meet the Target Completion Date, but does not guarantee the accuracy of the Target Completion Date and reserves the right to adjust it to accommodate unforeseen circumstances beyond its control.

4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties or other causes beyond the Design/Builder's control, or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended by Change Order and Design/Builder shall be entitled to reimbursement of reasonable costs actually incurred as a result of such delay, without mark-up.

4.6 Owner may at any time or from time to time, and for any reason, suspend the Work or any portion thereof by giving written notice to Design/Builder. Such suspension shall continue for the period specified in Owner's notice; however, any suspension of greater than thirty (30) days shall afford the Design/Builder the option to terminate the Agreement and hold the Owner liable as provided in Subparagraph 12.2.1. Any suspension of the Work by Owner shall entitle Design/Builder to a reasonable extension of the Target Completion Date and to reimbursement of reasonable costs actually incurred directly as a result of such extension, without mark-up.

ARTICLE 5
PAYMENTS

5.1
PROGRESS PAYMENTS

5.1.1 The Design/Builder shall deliver to the Owner itemized Applications for Payment in such detail as shall permit Owner to verify the accuracy of the requested payment.

5.1.2 Within fifteen (15) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.1.2.1 To secure Design/Builder's performance of its obligations hereunder, ten percent (10%) of the hard construction costs (Divisions 2-16 of Exhibit B) as set forth in any Application for Payment (excluding the Design/Builder's Fee, General Conditions and any soft costs) shall be retained from each payment due Design/Builder by Owner ("Retainage"). Design/Builder shall be entitled to payment of one-half of Retainage amounts in its first Application of Payment submitted following the date that the facility is first available to the public. Remaining Retainage amounts shall be released in accordance with Paragraph 5.1.8.

5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested.

5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts.

5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.

5.1.6 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction to the extent the Owner has made payments in accordance with this Agreement.

5.1.7 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less the reasonable cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

5.2
FINAL PAYMENT

5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design/Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien; except to the extent that any such lien, security interest, or encumbrance results from a negligent act or omission, fault, or breach of this Agreement by the Owner.

5.2.2 When the Work has been substantially completed and the contract fully performed, the Design/Builder shall submit a final application for payment to the Owner, who shall make final payment within 30 days of Substantial Completion.

5.2.3 Subject to Design/Builder's obligations under Section 5.2.1 and Article 9, the making of final payment shall constitute a waiver of claims by the Owner.

5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

5.3
INTEREST PAYMENTS

5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Article 13, or in the absence of a specified rate, at the legal rate prevailing where the Project is located.

ARTICLE 6
PROTECTION OF PERSONS AND PROPERTY

6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

6.2 The Designer/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.

6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site to the extent caused solely by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable. Design/Builder's obligation under this paragraph shall expire as of the date of the Owner's occupancy of any such portion of the Work.

ARTICLE 7
INSURANCE AND BONDS

7.1
DESIGN/BUILDER'S LIABILITY INSURANCE

7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as set forth on Exhibit C in satisfaction of its insurance obligations under the Agreement.

7.1.2 The insurance required by Subparagraph 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

7.1.3 Certificates of Insurance in accordance with this Agreement shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Paragraph 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief.

7.2
OWNER'S LIABILITY INSURANCE

7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

7.3
PROPERTY INSURANCE

7.3.1 The Design/Builder shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis without optional deductibles. The cost of such insurance shall be reimbursable as a Cost of the Work. Such property insurance shall be maintained, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work as additional insureds.

7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents. This insurance shall cover all materials intended to be incorporated into the Work, whether stored on-site or off-site, or in transit to the site. The Owner shall be solely responsible for the payment of any deductibles as a Cost of Work.

7.3.3 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

7.3.4 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 7.3, except such rights as they may have to proceeds of such insurance. The Owner or Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Paragraph 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7.3.5 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

7.4
LOSS OF USE INSURANCE

7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

ARTICLE 8
CHANGES IN THE WORK

8.1
CHANGES

8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Design/Builder alone.

8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

8.2
CHANGE ORDERS

8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

  .1
  a change in the Work;

  .2
  the amount of the adjustment, if any, in the Contract Sum; and

  .3
  the extent of the adjustment, if any, in the Target Completion Date.

8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

8.3
CONSTRUCTION CHANGE DIRECTIVES

8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Target Completion Date, or both.

8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include a Design/Builder's fee of four percent (4%) of such increased costs. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the following:

  .1
  costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

  .2
  costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

  .3
  rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

  .4
  costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

  .5
  additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Target Completion Date, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4
MINOR CHANGES IN THE WORK

8.4.1 The Design/Builder shall have authority to make minor changes in the Construction Documents and construction consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Target Completion Date. The Design/Builder shall promptly inform the Owner, in writing, of minor changes in the Construction Documents and construction.

8.5
CONCEALED CONDITIONS

8.5.1 If conditions are encountered al the site which are (1) subsurface or otherwise concealed physical conditions unknown to Design/Builder as of the date of this Agreement; or {2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 10 days after first observance of the conditions. The Contract Sum and Target Completion Date shall be equitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within 10 days after the claimant becomes aware of the conditions.

8.6
REGULATORY CHANGES

8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the submission of the Design/Builder's Proposal.

ARTICLE 9
CORRECTION OF WORK

9.1 The Design/Builder shall promptly correct Work known by the Design/Builder to be defective or failing to conform to the requirements of Subparagraph 1.2.1, whether observed before or after before Completion and whether or not fabricated, installed or completed.

9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not substantially in accordance with the requirements of Subparagraph 1.2.1, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/Builder a written acceptance of such condition. Warranty coverage expressly excludes damages or defects caused by abuse, modifications, impr    or insufficient maintenance, improper operations by the Owner, and normal wear and tear. All other warranties, expressed or implied, including the warrant of merchantability and the warranty of fitness for a particular purpose, are expressly disclaimed. The Design/Builder shall assign to the Owner all warranties and guarantees obtained from the subcontractors, vendors, and suppliers and shall render reasonable assistance to the Owner when request to enforce such warranties and guarantees, but will not be legally responsible to the Owner for such third-party warranty obligations.

9.3 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with Subparagraph 1.2.1, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities

9.4 If the Design/Builder defaults or neglects to carry out the Work in accordance with this Agreement and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the. Owner may give a second written notice to the Design/Builder and, seven (7) days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

ARTICLE 10
DISPUTE RESOLUTION—MEDIATION AND ARBITRATION

10.1 Claims, disputes or other matters in litigation between the Parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

10.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. The arbitration shall be heard by a panel of three (3) arbitrators and all arbitration fees and costs shall be equally borne by each party. The location of the arbitration shall be in suitable facilities near the Project site. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.4 An arbitration pursuant to this Article may be joined with an arbitration involving common issues of law or fact between the Design/Builder and any person or entity with whom the Design/Builder has a contractual obligation to arbitrate disputes. No other arbitration arising out of or relating to this Part 2 Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Part 2 Agreement or not a party to an agreement with the Design/Builder, except by written consent containing a specific reference to this Part Agreement signed by the Owner, the Design/Builder and any other person or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Part 2 Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in the United States District Court for the Western District of New York.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

11.2
SUBCONTRACTS

11.2.1 The Design/Builder, as soon as practicable after execution of this Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Project. However, the Design/Builder reserves the right to substitute or replace any such contractor at its discretion.

11.3 WORK BY OWNER OR OWNER'S CONTRACTORS

11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation identical to the provisions of this Part 2 Agreement. If the Design/Builder claim that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Subparagraph 11.4.

11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities.

11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

11.4
CLAIMS FOR DAMAGES

11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employers or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding; 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.5
INDEMNIFICATION

11.5.1 To the fullest extent provided by law, the Design/Builder shall indemnify and hold harmless the Owner and its employees or any of them from and against claims, damages, losses and expenses, including but not limited to reasonable attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused directly by negligent acts or omissions of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable. At its option, Design/Builder can take over the defense of any claim against Owner within the scope of this indemnification obligation with counsel of Design/Builder's choosing, subject to the right of Owner to defend itself to the extent its interests may differ from those of Design/Builder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 11.5.

11.5.2 In claims against any person or entity indemnified under this Paragraph 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.6
SUCCESSORS AND ASSIGNS

11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

11.7
TERMINATION OF PROFESSIONAL DESIGN SERVICES

11.7.1 Prior to termination of the services of the Architect of any other design professional designated in this Part Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

11.8
EXTENT OF AGREEMENT

11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

ARTICLE 12
TERMINATION OF THE AGREEMENT

12.1
TERMINATION BY THE OWNER

12.1.1 This Part 2 Agreement may be terminated by the Owner upon 14 days' written notice to the Design/Builder in the event that the Project is abandoned. If such termination occurs, the Owner shall pay the Design/Builder for Work completed and for proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damage. Such proven loss shall include all expenses and costs arising out of the termination including, but not limited to cancellation charges, restocking fees, and expenses of a similar nature.

12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may then give a second written notice and, after an additional seven (7) days, the Owner may without prejudice to any other remedy terminate the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever method the Owner may deem expedient.

12.2
TERMINATION BY THE DESIGN/BUILDER

12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

ARTICLE 13
BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

13.1
COMPENSATION

13.1.1 For the Design/Builder's performance of the Work, as described in Paragraph 3.2 and including any other services listed in Article 14 as part of Basic Services, the Owner shall pay the Design/Builder in current Fund the Contract Sum as follows:

The Contract Sum shall consist of the Cost of Work which includes the elements set forth on Exhibit B and a Fee of four percent (4%) thereon. The Design/Builder's initial Budget Estimate is attached as Exhibit B and shall constitute a preliminary Project budget subject to revision as the Project progresses. The parties acknowledge that this initial Budget Estimate does not constitute a guaranteed cost of the Project, but merely represents Design/Builder's current reasonable estimate of the cost of the Project.

13.1.2 For additional Services, as described in Paragraph 3.3 and including any other services listed in Article 14 as Additional Services, compensation shall be as follows:

N/A

13.1.3 The Construction Contingency as set forth in Exhibit B shall be for the sole use and benefit of the Design/Builder to utilize at its discretion to cover unforeseen costs of the Work not properly under and within the Project Budget, including Design/Builder fees. General Conditions or Costs of the Work. The Design/Builder shall make available to the Owner a monthly detailed accounting of the Construction Contingency.

13.2
REIMBURSABLE EXPENSES

13.2.1 Reimbursable Expenses are in addition to the compensation for Basic and Additional Services, and include actual expenditures made by the Design/Builder and the Design/Builder's employees and contractors in the interest of the Project, as follows:

13.2.2 FOR REIMBURSABLE EXPENSES, compensation shall be a multiple of (N/A) times the amounts expended.

13.3
INTEREST PAYMENTS

13.3.1 The rate of interest for advanced or borrowed funds or delayed payments shall be at the rate of one percent (1%) per month.

ARTICLE 14
OTHER CONDITIONS AND SERVICES

14.1 The Basic Services to be performed shall be commenced on Design/Builder's receipt of a Notice to Proceed not laser than November 1, 2003 and, subject to authorized adjustments and to delays not caused by the Design/Builder, Design/Builder shall use its best efforts to achieve Substantial Completion by May 1, 2005 ("Target Completion Date"). However, this estimated completion date represents the Design/Builder's best current estimate of the time required for the design and construction of the Project. The Design/Builder does not guarantee the accuracy of this projected completion date and reserves the right to adjust the Target Completion Date to accommodate unforeseen circumstances.

14.2 The Basic Services beyond those described in Article 3 are as follows:

N/A

14.3 Additional Services beyond those described in Article 3 are as follows:

N/A

14.4 The Design/Builder's Proposal is attached as Exhibit A.

14.5 Pursuant to the Seneca Nation of Indians Tribal Rights Ordinance, Section 4.a., the Design/Builder and its subcontractors shall give preference in subcontracting to entities certified by the Seneca Nation of Indians Tribal Employment Rights Commission as fifty-one percent (51%) or more Indian-owned and controlled and shall give preference to members of the Seneca Nation of Indians in hiring, training and other aspects of employment for purposes of the Work. Design/Builder shall require that all employers with which Design/Builder contracts for the performance of the Work give the same preference.

14.6 Design/Builder may enter into a Memorandum of Agreement with the Niagara County Building & Construction Trades Council ("Memorandum of Agreement") for this phase of development. The Owner acknowledges that it is in the best interests of Owner that Design/Builder comply with the terms of the Memorandum Agreement.

14.7 The Design/Builder shall maintain at the Project Site full and detailed books of accounts showing all costs incurred in the performance of the Project. The Owner or its authorized representative shall have the right to copy and audit all such books of accounts and records pertaining to the performance of the Work. All such books and records shall be preserved by the Design/Builder for a period of three (3) years in its offices in Norwich, Connecticut. All drawings and documents prepared by the Architect shall become the property of the Owner subject to the terms of this Agreement.

14.8 Neither party shall be liable to the other for any special, punitive, exemplary or consequential damages of any nature whatsoever whether arising out of breach of contract, indemnification, tort, warranty or otherwise.

14.9 In the event the Design/Builder encounters any Hazardous Material, the Design/Builder shall immediately stop Work in the affected area and report the condition to the Owner. The Design/Builder shall not be required to perform Work without its consent relating to any Hazardous Material not brought onto the site by Design/Builder or any of its subcontractors. The Owner is solely liable for ownership, storage and disposal of any Hazardous Material, other than that brought onto the site by Design/Builder or any of its subcontractors, and encountered by the Design/Builder in the performance of the Work. The Owner shall indemnify, hold harmless and defend the Design/Builder from and against any and all claims, damages, demands, losses, expenses, penalties or fines (including attorneys' fees) in any way occurring incidental to or arising out of the encountering of any Hazardous Material by Design/Builder or its contractors other than Hazardous Material brought onto the site by Design/

Builder or any of its subcontractors. This indemnification obligation shall survive completion of the Work or termination of this Agreement. For purposes of this Agreement, "Hazardous Material" shall mean any hazardous or toxic substance, contaminant or pollution which is or may become regulated under any federal, state, county or local statute, law, ordinance, code, rule or regulation.

This Agreement entered into as of the day and year first written above.

/s/ Cyrus M. Schindler OWNER (Signature) Seneca Niagara Falls Gaming Corporation Cyrus M. Schindler, Chairman (Printed name and title)	/s/ Michael J. D'Amato Design/Builder (Signature) Klewin Building Company, Inc. Michael J. D'Amato, President/CEO (Printed name and title)

Exhibit A

Design/Builders Proposal
Seneca Niagara Casino
Spa Hotel & Casino

Design/Builder will design and construct a new Spa Hotel and Casino facility for the Seneca Niagara Casino in accordance with the following assumptions of areas.

  1.
  Gaming area of approximately 27,500 Square Feet.

  2.
  Spa and Pool Area of approximately 19,000 Square Feet.

  3.
  Food and Beverage and Retail Area of approximately 17,000 Square Feet.

  4.
  Approximately 450 Hotel Rooms.

  5.
  Total Development Floor area of approximately 400,000 Square Feet.

  6.
  FF&E is carried as a allowance of $3,600,000

Seneca Niagara Casino
Spa Hotel And Casino
Niagara Falls, NY

Exhibit B

Spec	Description	Total
DIV 2	DEMOLITION & SITEWORK	$2,630,459
DIV 3	CONCRETE WORK	$4,940,660
DIV 4	MASONRY	$5,360,744
DIV 5	METALS	$13,580,736
DIV 6	CARPENTRY & MILLWORK	$6,691,764
DIV 7	THERMAL & MOISTURE PROTECTION	$3,714,389
DIV 8	DOORS & WINDOWS	$9,516,986
DIV 9	FINISHES	$15,053,159
DIV 10	SPECIALTIES	$661,396
DIV 11	EQUIPMENT	$821,120
DIV 12	FURNISHINGS	$216,053
DIV 13	SPECIAL CONSTRUCTION	$225,570
DIV 14	CONVEYING SYSTEMS	$3,150,000
DIV 15	MECHANICAL	$12,490,453
DIV 16	ELECTRICAL	$6,994,432

	SUBTOTAL	$86,047,921

	CONSTRUCTION CONTINGENCY	$8,604,792
	GENERAL CONDITIONS	$7,231,561
	FF&E	$3,600,000
	BONDS	$946,527
	TESTING	$48,000
	INSURANCE $9.04/M Of Cost	$1,089,778
	ARCHITECTURAL & MEP FEES	$8,518,304
	CM FEE, OVERHEAD & PROFIT	$4,461,614

	TOTAL	$120,548,497

Klewin

EXHIBIT C

DESIGN/BUILDER'S INSURANCE

        In satisfaction of its insurance obligations under the attached Part 2 Agreement, the Design/Builder will secure and maintain the following insurance coverages:

  1.
  Workers' Compensation per statutory limits and Employer's Liability $500,000 each accident/$500,000 disease—policy limit/$500,000 disease—each employee.

  2.
  Commercial General Liability

$2,000,000	general aggregate
$2,000,000	products — completed operations aggregate
$1,000,000	personal and advertising injury
$1,000,000	each occurrence
$50,000	fire damage (any one fire)
$5,000	medical expense (any one person)
  3.
  Automobile Liability—any auto covering hired and non-owned autos:

      $1,000,000    combined single limit

  4.
  Excess Liability umbrella form—

$25,000,000	each occurrence
$25,000,000	aggregate
  5.
  Contractor's Professional Liability—

$5,000,000	each occurrence
$5,000,000	aggregate
$25,000	deductible

QuickLinks

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN/BUILDER
PART 2 AGREEMENT 1996 EDITION
TERMS AND CONDITIONS—PART 2 AGREEMENT
ARTICLE 1 GENERAL PROVISIONS
ARTICLE 2 OWNER
ARTICLE 3 DESIGN/BUILDER
ARTICLE 4 TIME
ARTICLE 5 PAYMENTS
ARTICLE 6 PROTECTION OF PERSONS AND PROPERTY
ARTICLE 7 INSURANCE AND BONDS
ARTICLE 8 CHANGES IN THE WORK
ARTICLE 9 CORRECTION OF WORK
ARTICLE 10 DISPUTE RESOLUTION—MEDIATION AND ARBITRATION
ARTICLE 11 MISCELLANEOUS PROVISIONS
ARTICLE 12 TERMINATION OF THE AGREEMENT
ARTICLE 13 BASIS OF COMPENSATION
ARTICLE 14 OTHER CONDITIONS AND SERVICES
Exhibit A Design/Builders Proposal Seneca Niagara Casino Spa Hotel & Casino
Exhibit B
EXHIBIT C DESIGN/BUILDER'S INSURANCE